Exhibit 10.26

November 3, 2007

Mr. Joseph R. Mele
67 Blazier Road
Martinsville, New Jersey 08836

Dear Joe:

I am pleased to offer you the position of Senior Vice President, Operations for Gerber Scientific, Inc.  Marc Giles is very optimistic about the significant contribution you can make to our company’s future.

Following are the principal terms of our offer:

1.   DATE OF EMPLOYMENT:
Your employment with Gerber will commence on Decmber 2, 2007.  Human Resources will provide an orientation at 8:30 A.M.

2.   COMPENSATION:
You will be a full-time salaried exempt employee, and your base salary for this position is $11,538.46 payable on a bi-weekly basis ($300,000 annualized).

3.   ANNUAL INCENTIVE
You will be eligible to participate in the Gerber Scientific, Inc., Incentive Bonus Plan. Your bonus target will be 50% of base salary, if we achieve 100% of target.  The range of bonus will be between zero and a maximum of 100% of base salary depending on attainment of our objectives. For the fiscal year 2008 you will participate in the bonus plan on a pro rated basis. Our fiscal year ends April 30 and bonus payments are scheduled for July.

4.   STOCK:
You will be eligible to participate in the Gerber Scientific, Inc. Employee Stock Plan. The Plan is administered by the Management, Development and Compensation Committee (MDCC) of the Board of Directors of Gerber Scientific, Inc (Board).  Subject to approval of the MDCC, you will be awarded options to purchase 18,000 shares of Gerber Common Stock. The option price will be the closing price of Gerber stock on the day the options are granted and the options will vest over three years. In addition, you will be granted 6,000 shares of restricted stock which will vest over four years.

Future grants of stock options and restricted shares are at the discretion of the committee. Grants have been made on an annual basis late in the calendar year. The plan is for future grants to be a mix of restricted shares and stock options. Grants are based on position, individual performance and company results.

5.   BENEFITS:
You are eligible to participate in Gerber’s comprehensive benefit program offered to salaried employees as described in the enclosed "Summary of Benefits."  If you have any questions, please feel free to contact Debbie Mathiau, Benefits Analyst, at 860.871.3885.

Your beginning vacation accrual rate is set at three weeks per year instead of the two weeks defined in our vacation policy.

Upon election by the Board as an Officer of the Corporation, you will be covered by the Executive Severance Policy which includes one-year severance for a Senior Vice President.  You will be offered a Change in Control Agreement which includes two and one-half years for a Senior Vice President. Please see the enclosed documents for details.

7.   DRUG TEST:
Gerber has a mandatory drug-testing program for all new employees.  Employment is contingent upon a negative test result.  Results must be in before employment starts.

8.    PROOF OF ELIGIBILITY TO WORK IN U.S.
The Immigration Reform and Control Act require that evidence of authorization to legally work in the U.S. as well as positive identification be provided to the employer at the start of employment. Therefore, it will be necessary for you to submit to the Human Resources Department documents that satisfy this requirement as described on the enclosed form.

9.   CONFIDENTIALITY AGREEMENT
All employees are required as a condition of employment to read and sign Gerber's Confidentiality and Inventions Agreement. Gerber extends this job offer to you on the basis of your business and/or technical skills, which, you have demonstrated to us. We expect you to honor any and all obligations regarding proprietary and confidential information, which you may have obtained from any former employers just as we expect that you will refrain from disclosing to third parties any confidential and proprietary information you may learn while employed at Gerber. It is the individual responsibility of all Gerber employees to fully comply with and honor all of their obligations regarding information of a confidential or proprietary nature.

In consideration of your employment with Gerber, you agree to conform to the rules and regulations of the company and understand that your employment and compensation can be terminated, with or without notice, at any time at the option of either Gerber or yourself.

Joe, I believe this position will offer you an interesting challenge and opportunity to transform Gerber’ Operations. We all look forward very much to working with you.

Please acknowledge acceptance of our offer of employment by signing one copy of this letter and returning it to me.

Sincerely,

/s/ Jay Wickliff
Jay Wickliff                                                                           /s/ Joseph R. Mele                            11/5/07
VP, Global Human Resources                                            Joseph R. Mele                                    Date

Enclosures